SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Subscription Agreement”) is being entered into, effective as of _______________, 2020, by and among the undersigned Investor (the “Investor”) and Greenfield Groves Inc., a Nevada corporation (the “Company”).

WHEREAS,  Investor desires to confirm his or its legal undertaking to purchase shares of capital stock of the Company;
WHEREAS, the Company desires to sell to the Investor, and the Investor desires to purchase from the Company, shares of the Company’s Common Stock, in accordance with the terms and provisions hereof.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of Shares.

The Investor hereby subscribes to ______________ shares of Common Stock (the “Shares”), of the Company at a price of $0.50 per share and agrees to pay therefore cash in the aggregate amount of $___________.

2. Representations and Warranties of the Company.

The Company represents to the Investor as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Subscription Agreement and to carry out the transactions contemplated hereby and thereby.

(b) The Company has full power and authority to enter into and to perform this Subscription Agreement in accordance with its terms.  Upon execution of this Subscription Agreement by the Company and the Investor, this Subscription Agreement will constitute a valid and binding obligation of the Company enforceable in accordance with its terms.  The execution of and performance of the transactions contemplated by this Subscription Agreement and compliance with its provisions by the Company will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, any indenture, lease, agreement or other instrument to which the Company is a party, or any decree, judgment, order, statute, rule or regulation applicable to the Company.

3. Representations and Warranties of the Investor.

The Investor represents to the Company as follows:

(a) The Investor understands that his/her investment in the securities is one of very high risk.  The Investor is able to bear the total loss of his/her investment in the Company.
(b) The Investor has consulted his/her own attorney, accountant or investment advisor with respect to the investment contemplated hereby and its suitability for the Investor.  Any specific acknowledgment set forth below with respect to any statement or information furnished to the Investor shall not be deemed to limit the generality of this representation and warranty.

(c) The Investor has received and read all documents required by the Investor to make an informed decision with regard to the purchase of the Shares.  The Investor has had an opportunity to ask questions of an officer of the Company and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with purchase of the Shares.  The Investor, either alone or with the Investor’s advisors, has had sufficient experience in business, financial and investment matters to evaluate the merits and risks involved in the investment made hereby and is able to hold the Shares and bear the substantial economic and business risks of such investment for an indefinite period of time or to lose the entire investment made hereby.

(d) The Investor understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) or under state securities laws and are being issued in reliance upon exemptions from the registration and prospectus delivery requirements of the Act and in reliance upon certain exemptions from the registration requirements of applicable state securities laws.  The Investor understands Company has no present intention of registering the Shares, and, therefore, he/she must bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Act and applicable state securities law or is exempt from registration.  The Investor further understands that the exemptions from registration relied upon by the Company depend upon, among other things, the bona fide nature of the Investor’s investment intent expressed above and the Investor’s other representations herein.

(e) The Investor is acquiring the Shares for his/her own account and not with a view to any sale or distribution thereof within the meaning of the Act, and the rules and regulations of the Securities and Exchange Commission thereunder as amended from time to time (the “Regulations”), except to the extent permitted by the Act and the Regulations.  The Investor will make no sale, offer to sell or transfer of any shares of Common Stock in violation of the Act, the Regulations or any other federal or state securities law, or in violation of the terms of this Subscription Agreement.

(f) The Investor is an individual acting on his/her own behalf and has full power and authority to enter into and to perform this Subscription Agreement in accordance with its terms.  This Subscription Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor enforceable in accordance with its terms.  The execution of and performance of the transactions contemplated by this Subscription Agreement and compliance with its provisions by the Investor will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or require a consent or waiver under, any indenture, lease, agreement or other instrument to which the Investor is a party, or any decree, judgment, order, statute, rule or regulation applicable to the Investor.

(g) The Investor’s overall commitment to investments which are not readily marketable is not disproportionate to the net worth of the Investor, and the Investor’s purchase of the Shares will not cause such overall commitment to become excessive.

(h) The Investor has adequate means of providing for his/her current needs and personal contingencies and has no need for liquidity in connection with this investment in the Securities.

(i) The Investor is an “accredited investor” as such term is defined in Rule 501 of Regulation D on the basis of the following facts (PLEASE CHECK AT LEAST ONE):

□	(i)	If the Investor is a natural person, his/her net worth (jointly with a spouse, if any) exceeds $1,000,000 (valuing assets on the basis of their current fair market value), exclusive of Investor’s primary residence.
□	(ii)	If the Investor is a natural person, his/her individual income in each of the two most recent years exceeds $200,000 or his/her joint income with that person’s spouse exceeds $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

□	(iii)	If the Investor is a corporation, an organization described in Section 501(c)(3) of the Internal Revenue Code, a Massachusetts or similar business trust, a partnership or limited liability company, it was not formed for the specific purpose of acquiring the Shares offered and its total assets exceed $5,000,000.

□	(iv)	If the Investor is an employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”), (i) its investment decisions are made by a bank, savings and loan association, insurance company or registered investment advisor acting as a plan fiduciary, as defined in Section 3(21) of ERISA, (ii) its total plan assets exceed $5,000,000, or (iii) if a self‑directed plan, its investment decisions are made solely by persons that are “accredited investors” as described in this Paragraph 3(i).

□	(v)	If the Investor is a trust other than a trust described in Paragraph 3(i)(iv) above, it has total assets that exceed $5,000,000 and was not formed for the specific purpose of acquiring the Shares offered, and its purchase was directed by a sophisticated person as defined in the Regulations.

□	(vi)	If the Investor is an entity, in which all of the equity owners are the “accredited investors” as described in this Paragraph 3(i).
In furtherance of the foregoing (and not in limitation thereof), the Investor has answered the preceding questions regarding the Investor’s net worth and net income and acknowledges that the Company may rely on such responses.

(j) If the Investor is an individual, the Investor is over 21 years of age, and the address set forth below is the true residence and domicile of the Investor, and the Investor has no present intention of becoming a resident or domiciliary of any other state or jurisdiction.  If the Investor is a corporation, partnership, limited liability company, or similar entity, the Investor has its principal place of business at the address set forth below.

4. Miscellaneous.

(a) The rights accruing pursuant to this Subscription Agreement shall not be transferable or assignable without the prior written consent of the Company, which may be given or withheld in the Company’s sole and absolute discretion.

(b) This Subscription Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the Investor and, when accepted by the Company, shall be binding upon the Company’s successors and assigns.

(c) All the agreements, representations and warranties made by the Investor in this Subscription Agreement shall survive the execution and delivery of this Subscription Agreement and of the Shares.

(d) This Subscription Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way,

(e) This Subscription Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

(f) It is understood that this subscription is not binding on the Company until the Company accepts it, which acceptance is at the sole discretion of the Company, by executing this Subscription Agreement where indicated.  The Company may accept this subscription in whole or in part.  If the Company accepts this subscription only in part, the Company shall cause to be returned to the Investor any part of the purchase price tendered herewith by the Investor to the Company but not accepted by the Company.  This Subscription Agreement shall be null and void if the Company does not accept it.  If such acceptance is not timely secured, the Company shall cause to be returned to the Investor any cash or check tendered herewith by the Investor to the Company, and the Company and the Investor shall have no further obligation to each other hereunder.

(g) All notices or other communications to be given or made hereunder shall be in writing and shall be delivered personally or mailed, postage prepaid, to the Investor or to the Company, as the case may be, at their respective addresses set forth herein.

(h) All nouns and pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

(i) This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

INVESTOR

By:	/s/

Name:

Title:

Address:

ACKNOWLEDGMENT

The foregoing subscription is hereby accepted upon the terms and conditions set forth above.

GREENFIELD GROVES INC.

By:

Name:

Title

Effective Date:

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